Exhibit 99.1
FOR IMMEDIATE RELEASE
FirstMerit Corporation
Analysts: Thomas O’Malley/Investor Relations Officer
Phone: 330.384.7109
Media: Rob Townsend/Media Relations Officer
Phone: 330-384-7075
FirstMerit Repurchases Warrant from U.S. Treasury
AKRON, Ohio (May 27, 2009) — FirstMerit Corporation (Nasdaq: FMER) announced today that it has repurchased the warrant to purchase 952,260 shares of common stock issued to the U.S. Department of Treasury on January 9, 2009, as part of the Capital Purchase Program (CPP). The company repurchased the warrant for $5,025,000.
On April 22, FirstMerit announced that it repurchased all of the $125 million in preferred, non-voting stock that was sold to the Treasury Department under the CPP.
About FirstMerit
FirstMerit Corporation is a diversified financial services organization headquartered in Akron, Ohio, with assets of $11.0 billion as of March 31, 2009 and 158 banking offices and 172 ATMs in Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., and FirstMerit Community Development Corporation.